Exhibit 99.1
LGI Homes, Inc. Appoints Maria Renna Sharpe to its Board of Directors
THE WOODLANDS, Texas, January 06, 2022 (GLOBE NEWSWIRE) – LGI Homes, Inc. (NASDAQ: LGIH) today announced that it has appointed Maria Renna Sharpe as a new independent director to its Board.
Ms. Sharpe brings more than 37 years of legal, human resources and accounting expertise to LGI Homes. She is the Managing Principal of Sharpe Human Solutions, LLC, a human resource consulting and commercial real estate investment company, and is a member of the Board of Directors of Lamb Weston Holdings, Inc. (NYSE: LW) where she serves as Chair of the Compensation and Human Capital Committee.
Ms. Sharpe served as Senior Vice President, Global Human Capital Management, Services & Operations at PepsiCo, Inc. from 2014 to 2016, as Chief Human Resources Officer, PepsiCo Europe from 2010 to 2014 and as Senior Vice President, Compensation, Benefits & Human Resource Systems from 2008 to 2010. From 2004 to 2008, Ms. Sharpe served as Chief Human Resources Officer & Corporate Secretary of UST Inc. Prior to that, Ms. Sharpe held various, senior human resources and legal positions at PepsiCo, Inc., including Vice President, Benefits from 2002 to 2004, Vice President, Compensation from 1999 to 2002 and Vice President, Human Resources Counsel from 1995 to 1999.
Ms. Sharpe earned her JD from Boston University School of Law and graduated Cum Laude with a BS in Accounting from Syracuse University.
Eric Lipar, Chairman and Chief Executive Officer, stated, “Maria is an exceptional executive with an outstanding background in leadership, human resources, accounting and law. We are excited to add Maria’s valuable skillsets and perspectives to our Board of Directors and know her contributions will help drive our long-term growth and continued success.”
About LGI Homes, Inc.
LGI Homes, Inc. is a pioneer in the homebuilding industry, successfully applying an innovative and systematic approach to the design, construction and sale of homes. As one of America’s fastest growing companies, LGI Homes has a notable legacy of more than 18 years of homebuilding excellence, over which time it has closed more than 50,000 homes and has been profitable every year. Headquartered in The Woodlands, Texas, LGI Homes has operations across 35 markets in 19 states and, since 2018, has been ranked as the 10th largest residential builder in the United States based on units closed. Nationally recognized for its quality construction and exceptional customer service, LGI Homes’ commitment to excellence extends to its more than 900 employees, earning the Company numerous workplace awards at the local, state and national level, including Top Workplaces USA’s 2021 Cultural Excellence Award. For more information about LGI Homes and its unique operating model focused on making the dream of homeownership a reality for families across the nation, please visit the Company’s website at www.lgihomes.com.

Contact
Joshua D. Fattor
Vice President, Investor Relations & Capital Markets
(281) 210-2586
investorrelations@lgihomes.com